Exhibit 99.1

601 Poydras St., Suite 2400
New Orleans, LA 70130
NYSE: SPN
(504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
David Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Reports Fourth Quarter and
Full Year 2010 Results and Provides 2011 Earnings Guidance
Fourth Quarter Core Earnings of $0.42 Per Diluted Share Before Charges
New Orleans, LA — February 23, 2011 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $3.0 million, or $0.04 per share on revenue of $456.9 million for the fourth quarter of 2010. The results included the following special items, which are primarily non-cash:
•	Pre-tax impairment charge of $32.0 million for components primarily related to two liftboats under construction that the Company has determined are impracticable to complete;

•	Pre-tax expense of $12.2 million for incremental management transition expenses in excess of the Company’s original guidance primarily due to accelerated vesting of equity awards and other compensation as a result of Terence Hall’s early transition in December 2010 from his role as Executive Chairman to Chairman and senior advisor;

•	Pre-tax impairment charge of $7.0 million for oil and gas assets at the Company’s equity-method investments; and,

•	Pre-tax gain of $1.1 million from the sale of a 175-ft. class liftboat.
In addition, the Company had a benefit of $1.7 million from a change in its effective annual income tax rate to 34.6% from 36% in during the fourth quarter. Excluding these special items, non-GAAP adjusted net income was $34.1 million, or $0.42 non-GAAP adjusted diluted earnings per share.
These results are compared with a net loss of $114.6 million, or $1.46 per share, on revenue of $264.6 million for the fourth quarter of 2009. Excluding special charges of $136.2 million and the $68.7 million impact of the wreck removal project cost increases, the Company had fourth quarter 2009 non-GAAP adjusted net income of $16.5 million, or $0.21 non-GAAP adjusted diluted earnings per share.
For the year ended December 31, 2010, the Company’s net income was $81.8 million, or $1.03 per diluted share on revenue of $1,681.6 million as compared with a net loss of $102.3 million, or $1.31 per share on revenue of $1,449.3 million for the year ended December 31, 2009.
David Dunlap, CEO of Superior commented, “The fourth quarter operating results were a positive ending to a solid year for the Company. For the year, we generated a record $1 billion in revenue from non-Gulf of Mexico markets. We benefitted from phenomenal growth in the U.S. land markets and worked to overcome the challenges of the Gulf of Mexico, while expanding internationally and making sound, strategic investments and acquisitions to position the Company for long-term growth and geographic balance. We remained focused on executing the Company’s geographic expansion strategy and successfully navigated potential distractions associated with the events in the Gulf of Mexico and the management transition.
“Our fourth quarter operating results fell at the midpoint of our operational earnings guidance. Results were driven in large part by continued strength in the domestic land markets for coiled tubing and downhole drilling products, particularly premium drill pipe, offset by continued weakness in the Gulf of Mexico related to a lack of permitting.
“We established another quarterly record for non-Gulf of Mexico revenue with $297 million coming from the domestic land and international markets. Sequentially, our international revenue increased 9%, domestic land revenue increased 8%, and Gulf of Mexico revenue was essentially flat.
“Our gross profit as a percentage of revenue was 290 basis points lower than the third quarter primarily resulting from full quarter losses incurred by the Gulf of Mexico-based stimulation vessels that were part of the sand control completion tools acquisition in September. The stimulation vessel business contributed a loss of about $0.04 per share to earnings.”
2011 Earnings Guidance and Capital Expenditures Plan
The Company has established a 2011 earnings guidance range of $1.80 to $2.20 per share and planned capital expenditures of up to $500 million. The Company anticipates funding its capital expenditures with its operating cash flow.
Mr. Dunlap commented, “Our geographic diversification strategy is on track as we anticipate growing faster than the 2011 rig count in the domestic land and international markets. We expect to continue to benefit from incremental demand for our coiled tubing, premium drill pipe and other products and services in the domestic land markets as horizontal drilling remains robust. We should also benefit from ongoing expansion in certain international markets where we have made progress in establishing local management teams and operating locations.
“We have confidence about activity levels and our ability to grow in both of those areas. The wide range of guidance, however, is necessitated by the lack of visibility in Gulf of Mexico activity resulting from the lack of deepwater drilling and the associated slow pace of permitting for virtually all categories of work in shallower waters.
“The lower end of our guidance reflects little to no deep water Gulf of Mexico drilling, while the upper end assumes 15 to 20 rigs drilling in the deep water Gulf of Mexico during the last half of the year. Further, our guidance indicates a conservative view of the shallow water Gulf of Mexico and minimal incremental work from the ‘idle iron’ initiative that the Bureau of Ocean Energy Management issued in September of 2010. While additional demand for end-of-life services (plug and abandonment and decommissioning work) from this initiative is a likely outcome, we do not expect significant activity changes until mid-year.”
By geography, the Company has allocated $185 million in capital expenditures to the international markets and $315 million to the U.S., including $100 million to support deepwater drilling in the Gulf of Mexico or other markets as opportunities materialize. By segment, the

Company has allocated $305 million to the Subsea and Well Enhancement Segment, including $60 million for ongoing construction of the Compact Semi-Submersible vessel, $190 million to the Drilling Products and Services Segment and $5 million to the Marine Segment. Approximately 75% of the capital expenditures plan is deemed expansionary.
“Our capital expenditures, particularly those in the Drilling Products and Services Segment, have a fair amount of flexibility, meaning we could move capital to different geographic markets as opportunities arise,” Mr. Dunlap said.
Geographic Breakdown
For the fourth quarter of 2010, Gulf of Mexico revenue was approximately $159.5 million, domestic land revenue was approximately $170.4 million, and international revenue was approximately $126.9 million. The domestic land and international revenues were each record highs for a quarter.
Subsea and Well Enhancement Segment
Fourth quarter revenue for the Subsea and Well Enhancement Segment was $306.5 million, as compared with $145.8 million in the fourth quarter of 2009 and $289.0 million in the third quarter of 2010, which represents increases of 110% and 6%, respectively. Excluding the $68.7 million impact from cost adjustments to the wreck removal project, segment revenue was $214.5 million in the fourth quarter of 2009.
Sequentially, international revenue in this segment increased 15% due to increased demand for subsea services. Gulf of Mexico revenue increased 4% sequentially as a result of a full quarter contribution from sand control completion services and stimulation vessels, increased demand for coiled tubing and hydraulic workover services, and an increase in diving equipment sales. These were partially offset by a seasonal decline for plug and abandonment services. Domestic land revenue increased 2% due to increases in coiled tubing and pressure control services, partially offset by a decline in cased hole wireline services.
Drilling Products and Services Segment
Fourth quarter revenue for the Drilling Products and Services Segment was $120.4 million as compared with $97.6 million in the fourth quarter of 2009 — a 23% year-over-year improvement — and $118.7 million in the third quarter of 2010, or 1% higher sequentially.
Domestic land revenue increased 24% sequentially primarily due to increased rentals of premium drill pipe, accommodations, specialty tubulars and accessories, and stabilization equipment. International revenue was unchanged from the prior quarter, while Gulf of Mexico revenue declined 28% sequentially due to a lack of drilling.
Marine Segment
Marine Segment revenue was $30.0 million, a 42% increase over the $21.2 million of revenue in the fourth quarter of 2009 and 9% higher over the $27.6 million of revenue in the third quarter of 2010. Average fleet utilization in the fourth quarter of 2010 was 72% as compared with 45% in the fourth quarter of 2009 and 88% in the third quarter of 2010. The Company’s two 265-ft. class liftboats returned to service in October and November. The Company sold a 175-ft. class liftboat at the end of the fourth quarter.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended December 31, 2010
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	6	$7,189	39.5%
160’-175’	8	8,551	72.8%
200’	5	11,609	85.0%
230’-245’	3	24,474	93.1%
250’	2	30,742	88.0%
265’	2	36,467	91.7%
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Thursday, February 24, 2011. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9723. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, March 3, 2011 and may be accessed by calling 303-590-3030 and using the pass code 4404808. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2010 and 2009
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$456,896	$264,575	$1,681,616	$1,449,300

Cost of services (exclusive of items shown separately below)	257,437	188,627	918,713	824,034
Depreciation, depletion, amortization and accretion	58,683	53,548	220,835	207,114
General and administrative expenses	94,716	70,399	342,881	259,093
Reduction in value of assets	32,004	119,844	32,004	212,527
Gain on sale of businesses	1,083	2,084	1,083	2,084

Income (loss) from operations	15,139	(165,759)	168,266	(51,384)

Other income (expense):
Interest expense, net	(12,235)	(12,081)	(51,409)	(49,409)
Earnings (losses) from equity-method investments, net	(940)	(1,269)	8,245	(22,600)
Reduction in value of equity-method investment	—	—	—	(36,486)

Income (loss) before income taxes	1,964	(179,109)	125,102	(159,879)

Income taxes	(1,045)	(64,479)	43,285	(57,556)

Net income (loss)	$3,009	$(114,630)	$81,817	$(102,323)

Basic earnings (loss) per share	$0.04	$(1.46)	$1.04	$(1.31)

Diluted earnings (loss) per share	$0.04	$(1.46)	$1.03	$(1.31)

Weighted average common shares used in computing earnings per share:
Basic	78,856	78,305	78,758	78,171

Diluted	80,130	78,305	79,734	78,171

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND DECEMBER 31, 2009
(in thousands)

	12/31/2010	12/31/2009
	(Unaudited)	(Audited)

ASSETS

Current assets:
Cash and cash equivalents	$50,727	$206,505
Accounts receivable, net	452,450	337,151
Income taxes receivable	—	12,674
Prepaid expenses	25,828	20,209
Inventory and other current assets	235,047	287,024

Total current assets	764,052	863,563

Property, plant and equipment, net	1,313,150	1,058,976
Goodwill	588,000	482,480
Notes receivable	69,026	—
Equity-method investments	59,322	60,677
Intangible and other long-term assets, net	113,983	50,969

Total assets	$2,907,533	$2,516,665

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$110,276	$63,466
Accrued expenses	162,044	133,602
Income taxes payable	2,475	—
Current portion of decommissioning liabilities	16,929	—
Deferred income taxes	29,353	30,501
Current maturities of long-term debt	184,810	810

Total current liabilities	505,887	228,379

Deferred income taxes	223,936	209,053
Decommissioning liabilities	100,787	—
Long-term debt, net	681,635	848,665
Other long-term liabilities	114,737	52,523

Total stockholders’ equity	1,280,551	1,178,045

Total liabilities and stockholders’ equity	$2,907,533	$2,516,665

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended December 31, 2010, September 30, 2010 and December 31, 2009
(Unaudited)
(in thousands)

	Three months ended,
	December 31, 2010	September 30, 2010	December 31, 2009
Revenue
Subsea and Well Enhancement	$306,496	$289,048	$145,822
Drilling Products and Services	120,366	118,727	97,567
Marine	30,034	27,578	21,186

Total Revenues	$456,896	$435,353	$264,575

	December 31, 2010	September 30, 2010	December 31, 2009
Gross Profit (1)
Subsea and Well Enhancement	$112,610	$118,231	$2,946
Drilling Products and Services	73,835	72,659	65,314
Marine	13,014	12,155	7,688

Total Gross Profit	$199,459	$203,045	$75,948

	December 31, 2010 (2)	September 30, 2010	December 31, 2009 (3)
Income from Operations
Subsea and Well Enhancement	$23,689	$40,026	$(176,585)
Drilling Products and Services	16,641	15,419	13,771
Marine	(25,191)	5,883	(2,945)

Total Income from Operations	$15,139	$61,328	$(165,759)

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Includes management transition expenses of $12.2 million recorded in general and administrative expenses, reduction of value of assets of $32.0 million recorded in the Marine Segment and a gain on sale of liftboat of $1.1 million recorded in the Marine Segment. See non-GAAP reconciliation for the adjustments by segment.

(3)	Includes a reduction in value of assets of $119.8 million, impact of adjustment to estimated total cost of wreck removal project of $68.7 million, and expenses related to Hallin Marine acquisition of $4.9 million recorded in the Subsea and Well Enhancement Segment; reduction in net realizable value of Venezuela accounts receivable of $4.6 million recorded in general and administrative expenses, and gain on sale of liftboats of $2.1 million recorded in the Marine Segment. See non-GAAP reconciliation for the adjustments by segment.

NON-GAAP RECONCILIATION
($ in thousands)
We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP adjusted net income and non-GAAP adjusted earnings per share because certain items are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted amounts are not measures of financial performance under GAAP.
A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings and non-GAAP adjusted earnings per share, is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.
Reconciliation of Net Income to Non-GAAP Adjusted Net Income and Earnings per Share
For the three months ended December 31, 2010
(in thousands)

Three Months Ended
December 31,
2010
Net income as reported	$3,009
Pre-tax adjustments:
Reduction in value of assets	32,004
Incremental management transition expenses	12,189
Equity-method investments’ impairment losses	6,993
Gain on sale of business	(1,083)

Total pre-tax adjustments	50,103

Income tax effect of adjustments	(17,336)

Cumulative effect of tax rate change from 36% to 34.6%	(1,724)

Non-GAAP adjusted net income	$34,052

Non-GAAP adjusted diluted earnings per share	$0.42

Weighted average common shares used in computing diluted earnings per share	80,130

Reconciliation of Net Income to Non-GAAP Adjusted Net Income and Earnings per Share
For the three months ended December 31, 2009
(in thousands)

Three Months Ended
December 31,
2009
Net income (loss) as reported	$(114,630)
Pre-tax adjustments:
Reduction in value of assets	119,844
Impact of adjustment to estimated total cost of wreck removal project	68,678
Write-down of liftboat components	6,446
Expenses related to Hallin Marine acquisition	4,878
Reduction in net realizable value of Venezuelan accounts receivable	4,565
Unrealized (earnings) losses from equity-method investment hedging contracts	2,518
Gain on sale of businesses	(2,084)

Total pre-tax adjustments	204,845

Income tax effect of adjustments	(73,744)

Non-GAAP adjusted net income	$16,471

Non-GAAP adjusted diluted earnings per share	$0.21

Weighted average common shares used in computing diluted earnings per share	78,305

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Income from Operations
For the three months ended December 31, 2010
(in thousands)

	Subsea and	Drilling
	Well	Products and			Consolidated
	Enhancement	Services	Marine	Unallocated	Total
Net income (loss)	$24,737	$16,641	$(25,191)	$(13,178)	$3,009

Adjustments:
Reduction in value of assets	—	—	32,004	—	32,004
Incremental management transition expenses	8,444	2,997	748	—	12,189
Gain on sale of business	—	—	(1,083)	—	(1,083)
Interest expense, net	(1,048)	—	—	13,283	12,235
Losses from equity-method investments	—	—	—	940	940
Income taxes	—	—	—	(1,045)	(1,045)

Non-GAAP adjusted income from operations	$32,133	$19,638	$6,478	$—	$58,249

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Income from Operations
For the three months ended December 31, 2009
(in thousands)

	Subsea and	Drilling
	Well	Products and			Consolidated
	Enhancement	Services	Marine	Unallocated	Total
Net income (loss)	$(176,585)	$13,771	$(2,945)	$51,129	$(114,630)

Adjustments:
Reduction in value of assets	119,844	—	—	—	119,844
Impact of adjustment to estimated total cost of wreck removal project	68,678	—	—	—	68,678
Write-down of liftboat components	—	—	6,446	—	6,446
Expenses related to Hallin Marine acquisition	4,878	—	—	—	4,878
Reduction in net realizable value of Venezuelan accounts receivable	269	4,296	—	—	4,565
Gain on sale of businesses	—	—	(2,084)	—	(2,084)
Interest expense, net	—	—	—	12,081	12,081
Losses from equity-method investments, net	—	—	—	1,269	1,269
Income taxes	—	—	—	(64,479)	(64,479)

Non-GAAP adjusted income from operations	$17,084	$18,067	$1,417	$—	$36,568